(Retail)

Exhibit 8(yy)(3)

Schedule A Revision 2-7-2015 (AllianceBernstein)

(Retail)

Schedule A

to

Participation Agreement

Between

AllianceBernstein Investor Services, Inc.,

AllianceBernstein Investments, Inc.

and

Transamerica Advisors Life Insurance Company

Dated

September 16, 2002

SEPARATE ACCOUNT, POLICY/CONTRACTS, FUNDS

EFFECTIVE AS OF FEBRUARY 7, 2015

SEPARATE ACCOUNT

Merrill Lynch Life Variable Annuity Separate Account D

POLICY/CONTRACT

Merrill Lynch Investor Choice Annuity® (IRA Series)

Merrill Lynch IRA Annuity®

FUND

AB Discovery Value Fund – Class A

AB Value Fund – Class A

AB Growth and Income Fund, Inc. – Class A

AB Large Cap Growth Fund, Inc. – Class A

AB International Value Fund – Class A

2